Officer’s Certificate
of
LaSalle Bank National Association

Bear Stearns Asset Backed Securities I LLC
SACO I Trust 2005-7
Mortgage Pass-Through Certificates, Series 2005-7

Pursuant to the requirements of the certain Pooling and Servicing Agreement governing the referenced Trust, it is hereby certified that (i) a review of the activities of the Company during the preceding calendar year or portion thereof and of its performance under this Agreement has been made under such officer’s supervision; and(ii) to the best of such officer’s knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement in all material respects throughout such year or portion thereof, or, if there has been a default in the fulfillment of any such obligation in any material respect, specifying each such default known to such officer and the nature and status thereof.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 16th day of March, 2006.

/s/ Sandra L. Brooks
Sandra Brooks
First Vice President
LaSalle Bank National Association